Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces First Quarter 2021 Results

•	Net income for the three months ended March 31, 2021 was $5.01 million compared to $4.47 million for the three months ended March 31, 2020.
•	Fully-diluted earnings per share for the three months ended March 31, 2021 was $0.55 per share compared to $0.48 per share for the three months ended March 31,2020.
•	Return on average assets rose to 0.96% for the three months ended March 31, 2021 compared to 0.86% for the three months ended March 31, 2020.
•	Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 45th consecutive quarterly dividend.

Honolulu, Hawaii, April 29, 2021 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the ‘'Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $5.01 million, or $0.55 per diluted share, for the three months ended March 31, 2021.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on May 27, 2021 to stockholders of record as of May 13, 2021.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “2020 was a very difficult year for many residents in the state because of COVID-19. In the first few months of 2021, Hawaii’s economy has started to improve as more visitors arrive in the state, businesses reopen and residents return to work. Our asset quality and capital remain strong despite the downturn and we continue to support our customers and community, as needed.”

Interest Income

Net interest income decreased to $13.21 million for the three months ended March 31, 2021 from $14.52 million for the three months ended March 31, 2020. Total interest income was $15.11 million for the three months ended March 31, 2021 compared to $18.58 million for the three months ended March 31, 2020. The $3.48 million decrease in total interest income was primarily due to a $2.41 million decrease in interest earned on loans and a $955,000 decrease in interest income on investment securities. The decline in interest income on loans was due to a 14 basis point decrease in the average yield on loans receivable and a $197.26 million decrease in the average loan balance. The decrease in the average yield on loans occurred because of the payoff of higher yielding loans and the addition of new lower yielding loans to the loan portfolio. The decrease in the average loan balance occurred as loan repayments and sales of loans exceeded the origination of new loans. The decrease in interest income on investment securities occurred because of a 38 basis point decrease in the average securities yield and a $91.24 million decrease in the average balance of investment securities. The decrease in the average securities yield occurred as higher yielding securities were paid-off. The decline in the average balance of investment securities occurred as security repayments and the sale of securities exceeded the purchase of securities.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.90 million for the three months ended March 31, 2021 from $4.06 million for the three months ended March 31, 2020. Interest expense on deposits decreased by $1.81 million to $1.32 million for the three months ended March 31, 2021 from $3.12 million for the three months ended March 31, 2020. The decrease in interest expense on deposits was primarily due to a 46 basis point decrease in the average cost of deposits. The decrease in the average cost of deposits occurred as the interest rates offered on deposits were lowered in response to the decline in market interest rates. Interest expense on Federal Home Loan Bank (FHLB) advances decreased by $359,000 to $536,000 for the three months ended March 31, 2021 from $895,000 for the three months ended March 31, 2020. The decrease in interest expense on FHLB advances resulted from a 77 basis point decrease in the average cost of advances. The decrease in the average cost of advances occurred as the Company restructured $82.00 million of FHLB advances in 2020 at lower interest rates. The Company reversed loan loss provisions of $913,000 for the three months ended March 31, 2021 compared to loan loss provisions of $217,000 for the three months ended March 31, 2020. The reversal of the loan loss provisions during the three months ended March 31, 2021 occurred primarily because of the decrease in the size of the mortgage loan portfolio and in Hawaii’s unemployment rate, as well as the increase in the amount of loans with higher loan-to-value ratios that have made six consecutive payments, all of which contributed to the reduction in the allowance for loan losses.

Noninterest Income

Noninterest income was $2.24 million for the three months ended March 31, 2021 compared to $1.30 million for the three months ended March 31, 2020. The increase in noninterest income was primarily due to a $542,000 increase in service fees on loans and deposit accounts and a $348,000 increase in the gain on sale of investment securities. The increase in service fees on loans and deposit accounts resulted from the growth in fee income earned for referring loans to other financial institutions and mortgage bankers.

Noninterest Expense

Noninterest expense was $9.55 million for the three months ended March 31, 2021 compared to $9.54 million for the three months ended March 31, 2020. Salaries and benefits expense decreased by $161,000 to $5.52 million for the three months ended March 31, 2021 from $5.68 million for the three months ended March 31, 2020. In the three months ended March 31, 2021, the Company originated $76.81 million of mortgage loans compared to $40.35 million of mortgage loans originated in the three months ended March 31, 2020. The increase in new loan originations caused an increase in deferred salary expense and a decrease in salaries and benefits expense. FDIC insurance premiums rose to $141,000 for the three months ended March 31, 2021 from $0 for the three months ended March 31, 2020. The increase in insurance premiums occurred because the Company received a credit in 2020 when the FDIC insurance fund was over-capitalized.

Income Taxes

Income tax expense for the three months ended March 31, 2021 was $1.79 million compared to $1.59 million for the three months ended March 31, 2020. The increase in income tax expense was primarily due to a $741,000 increase in income before taxes during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.

Balance Sheet

Total assets were $2.14 billion at March 31, 2021 and $2.11 billion at December 31, 2020. Loans receivable decreased by $67.5 million to $1.34 billion at March 31, 2021 from $1.41 billion at December 31, 2020. The decrease in loans receivable occurred as loan repayments and sales exceeded new loan originations. Investment securities increased by $48.39 million to $296.03 million at March 31, 2021 from $247.64 million at December 31, 2020. The increase in investment securities occurred as the purchase of new securities exceeded principal repayments and the sale of securities. Deposits increased to $1.69 billion at March 31, 2021 from $1.66 billion at December 31, 2020. Cash and cash equivalents increased to $410.79 million at March 31, 2021 from $363.54 million at December 31, 2020. The increase in cash and cash equivalents was primarily due to increases in loan and security repayments and deposits. Total stockholders’ equity increased to $251.65 million at March 31, 2021 from $248.71 million at December 31, 2020. The increase in stockholders’ equity occurred as the Company’s net income and the increase in capital from the allocation of ESOP shares exceeded dividends paid to shareholders.

Capital Management

Through December 31, 2020, the Company repurchased 3,705,677 shares in all of its share repurchase programs. The shares repurchased represent 30.29% of the total shares issued in its initial public offering. The Company completed its ninth share repurchase program in 2020. Due to the uncertainty surrounding COVID-19, the Company has not announced a new share repurchase program.

Asset Quality

The Company had $99,000 of delinquent mortgage loans 90 days or more past due at March 31, 2021 compared to $240,000 of delinquent mortgage loans 90 days or more past due at December 31, 2020. Delinquent loans exclude loans which are receiving loan payment deferrals because of COVID-19. Non-performing assets totaled $4.23 million at March 31, 2021 compared to $4.41 million at December 31, 2020. The ratio of non-performing assets to total assets was 0.20% at March 31, 2021 and 0.21% at December 31, 2020. The allowance for loan losses at March 31, 2021 was $3.35 million and represented 0.25% of total loans compared to $4.26 million and 0.30% of total loans as of December 31. 2020.

As of March 31, 2021, the Company had $29.30 million of loans, or 2.18% of total loans receivable in its payment deferral program. As of December 31, 2020, the Company had $34.00 million, or 2.40% of total loans receivable in its payment deferral program. In this program, the Company allowed borrowers, who experienced financial hardship because of COVID-19, to defer payments on their loans. The decrease in the amount of loans in the payment deferral program occurred as borrowers opted out of the program and repaid any deferred loan payments.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;
•	statements regarding our business plans, prospects, growth and operating strategies;
•	statements regarding the asset quality of our loan and investment portfolios; and
•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;
•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer demand, spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;

•	our ability to retain key employees;
•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;
•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these   forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2021	2020
Interest income:
Loans	$13,049	$15,457
Investment securities	1,825	2,780
Other investments	231	344
Total interest income	15,105	18,581

Interest expense:
Deposits	1,317	3,124
Advances from the Federal Home Loan Bank	536	895
Securities sold under agreements to repurchase	46	45
Total interest expense	1,899	4,064

Net interest income	13,206	14,517
(Reversal of provision) provision for loan losses	(913)	217

Net interest income after (reversal of provision) provision for loan losses	14,119	14,300

Non-interest income:
Service fees on loan and deposit accounts	995	453
Income on bank-owned life insurance	188	202
Gain on sale of investment securities	526	178
Gain on sale of loans	420	407
Other	110	61
Total noninterest income	2,239	1,301

Noninterest expense:
Salaries and employee benefits	5,523	5,684
Occupancy	1,647	1,645
Equipment	1,130	1,120
Federal deposit insurance premiums	141	—
Other general and administrative expenses	1,113	1,089
Total noninterest expense	9,554	9,538

Income before income taxes	6,804	6,063
Income taxes	1,791	1,590
Net income	$5,013	$4,473

Basic earnings per share	$0.55	$0.48
Diluted earnings per share	$0.55	$0.48
Cash dividends paid per common share	$0.23	$0.23
Basic weighted-average shares outstanding	9,130,777	9,237,466
Diluted weighted-average shares outstanding	9,153,450	9,319,599

Territorial Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	March 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$410,793	$363,543
Investment securities available for sale	2,312	3,562
Investment securities held to maturity, at amortized cost (fair value of $303,454 and $262,841 at March 31, 2021 and December 31, 2020, respectively).	296,033	247,642
Loans held for sale	253	2,195
Loans receivable, net	1,339,539	1,406,995
Federal Home Loan Bank stock, at cost	8,173	8,144
Federal Reserve Bank stock, at cost	3,152	3,145
Accrued interest receivable	6,373	6,515
Premises and equipment, net	4,618	4,855
Right-of-use asset, net	13,995	12,333
Bank-owned life insurance	45,832	45,644
Deferred income tax assets, net	2,935	3,382
Prepaid expenses and other assets	5,553	2,844
Total assets	$2,139,561	$2,110,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,687,122	$1,659,800
Advances from the Federal Home Loan Bank	141,000	141,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	28,183	29,221
Lease liability	14,792	13,119
Income taxes payable	3,042	2,161
Advance payments by borrowers for taxes and insurance	3,770	6,790
Total liabilities	1,887,909	1,862,091

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,522,833 and 9,513,867 shares at March 31, 2021 and December 31, 2020, respectively.	95	95
Additional paid-in capital	61,141	61,153
Unearned ESOP shares	(3,792)	(3,915)
Retained earnings	202,985	200,066
Accumulated other comprehensive loss	(8,777)	(8,691)
Total stockholders’ equity	251,652	248,708
Total liabilities and stockholders’ equity	$2,139,561	$2,110,799

Territorial Bancorp Inc. and Subsidiaries
Selected Financial Data (Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Performance Ratios (annualized):
Return on average assets	0.96%	0.86%
Return on average equity	8.08%	7.30%
Net interest margin on average interest earning assets	2.61%	2.87%
Efficiency ratio (1)	61.86%	60.30%

	At March	At December
	31, 2021	31, 2020
Selected Balance Sheet Data:
Book value per share (2)	$26.43	$26.14
Stockholders' equity to total assets	11.76%	11.78%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$99	$240
Non-performing assets (3)	$4,225	$4,405
Allowance for loan losses	$3,346	$4,262
Non-performing assets to total assets	0.20%	0.21%
Allowance for loan losses to total loans	0.25%	0.30%
Allowance for loan losses to non-performing assets	79.20%	96.75%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income
(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding
(3) Non-performing assets consist of non-accrual loans and real estate owned. Amounts are net of charge-offs